AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan”) is adopted as November 24, 2015, by and between Gulf Resources, Inc., a Delaware corporation (“Gulf Resources Delaware”), and Gulf Resources, Inc., a Nevada corporation and a wholly owned subsidiary of Gulf Resources Delaware (“Gulf Resources Nevada”).

WHEREAS, Gulf Resources Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Gulf Resources Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, as of the date hereof, Gulf Resources Delaware has authority to issue 81,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, $0.0005 par value per share (“Delaware Common Stock’), of which 46,007,120 shares are issued and outstanding and 1,000,000 shares of preferred stock par value $0.001 per share (“Delaware Preferred Stock”) of which no shares are issued and outstanding.

WHEREAS, on the date hereof, ten (10) shares of Nevada Common Stock are issued and outstanding and are owned by Gulf Resources Delaware;

WHEREAS, the respective boards of directors of Gulf Resources Nevada and Gulf Resources Delaware have determined that, for the purpose of effecting the reincorporation of Gulf Resources Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that Gulf Resources Delaware merge with and into Gulf Resources Nevada upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of Gulf Resources Nevada and Gulf Resources Delaware have approved this Plan; and

WHEREAS, the respective stockholders of Gulf Resources Nevada and Gulf Resources Delaware have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Gulf Resources Delaware and Gulf Resources Nevada hereby agree to merge as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, Gulf Resources Delaware shall be merged with and into Gulf Resources Nevada, with Gulf Resources Nevada to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the "NRS").

2. Principal Office of Gulf Resources Nevada. The address of the principal office of Gulf Resources Nevada is Level 11, Vegetable Building, Industrial Park of the East Shouguang City, Shandong, China.

3. Corporate Documents. The Articles of Incorporation of Gulf Resources Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Gulf Resources Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of Gulf Resources Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Gulf Resources Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4. Directors and Officers. The directors and officers of Gulf Resources Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Gulf Resources Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Gulf Resources Nevada.

5. Succession. At the Effective Time, Gulf Resources Nevada shall succeed to Gulf Resources Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

6. Further Assurances. From time to time, as and when required by Gulf Resources Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Gulf Resources Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Gulf Resources Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Gulf Resources Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Gulf Resources Nevada are fully authorized in the name and on behalf of Gulf Resources Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7. Common Stock of Gulf Resources Delaware. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Delaware Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Nevada Common Stock.

8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock into which the shares of the Delaware Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Gulf Resources Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Gulf Resources Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.

9. Options; Warrants. Each option, warrant or other right to purchase shares of Delaware Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase one share of Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Delaware Common Stock.

10. Common Stock of Gulf Resources Nevada. At the Effective Time, the previously outstanding ten (10) shares of Nevada Common Stock registered in the name of Gulf Resources Delaware shall, by reason of the Merger, be reacquired by Gulf Resources Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of Gulf Resources Nevada shall be issued in respect thereof.

11. Amendment. The Boards of Directors of Gulf Resources Delaware and Gulf Resources Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of Gulf Resources Nevada or the stockholders of Gulf Resources Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock, (ii) alter or change any term of the articles of incorporation of Gulf Resources Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Delaware Common Stock.

12. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Gulf Resources Delaware or Gulf Resources Nevada or both, notwithstanding approval of this Plan by the sole shareholder of Gulf Resources Nevada or the stockholders of Gulf Resources Nevada, or both.

13. Rights and Duties of Gulf Resources Nevada. At the Effective Time and for all purposes the separate existence of Gulf Resources Delaware shall cease and shall be merged with and into Gulf Resources Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Gulf Resources Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choices in action, and all and every other interest of or belonging to or due to Gulf Resources Delaware shall continue and be taken and deemed to be transferred to and vested in Gulf Resources Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in Gulf Resources Delaware shall not revert or be in any way impaired by reason of such Merger; and Gulf Resources Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of Gulf Resources Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Gulf Resources Delaware may be prosecuted as if the Merger had not taken place, or Gulf Resources Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Gulf Resources Delaware shall be impaired by the Merger. If at any time Gulf Resources Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Gulf Resources Delaware in Gulf Resources Nevada according to the terms hereof, the officers and directors of Gulf Resources Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Gulf Resources Nevada, and otherwise to carry out the purposes of this Plan.

14. Consent to Service of Process. Gulf Resources Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Gulf Resources Delaware, as well as for enforcement of any obligation of Gulf Resources Nevada arising from the Merger. Gulf Resources Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in fact in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Gulf Resources Nevada any obligation of Gulf Resources Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to Gulf Resources Nevada at Level 11, Vegetable Building, Industrial Park of the East Shouguang City, Shandong, China or delivered personally or by overnight mail to the principal executive officers of Gulf Resources Nevada located at the same address.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of Gulf Resources Delaware and Gulf Resources Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

GULF RESOURCES, INC., a Delaware corporation By: /s/ Xiaobin Liu Xiaobin Liu President and CEO GULF RESOURCES INC., a Nevada corporation By: /s/ Xiaobin Liu Xiaobin Liu President and CEO